Exhibit 4.16

File No: A10733433

Account No: 971867544

DEVELOPMENT CONTRACT

Capitalized

Drawn up and signed at Jerusalem on the 26th day of November 2018 on the 18th day of Kislev 5779

between

Israel Lands Authority, which manages the lands of the State of Israel, the Development Authority and the Jewish National Fund (hereinafter – the Authority), whose address for the purpose of this contract is: Shaarei Ha'Ir, 216 Jaffa Road, 6th Floor, Jerusalem

of the one part

and

Kornit Digital Identification/Corporation No. 513195420

(hereinafter – the developer),whose address for the purpose of this contract is:

37 Israel Polk Boulevard, Kiryat Gat

of the other part

Preamble

which forms an integral part of the terms of the development contract attached to it and which only together constitute the contract

Whereas the meaning of the terms in this contract shall be as stated below in this preamble, unless the context necessitates another meaning in accordance with the contract:

"the plot": the plot described in the attached plan, which forms an integral part of this contract, and the details of which are:

Location: Kiryat Gat Area: Approximately 10,984 m2

Registered Block: 3027 Parcels: 14 (in part), 23 (in part)

Plot(s) No. 153, according to Detailed Plan No. 257/02/6

"the buildings": development and manufacture of printing systems

"date of approval of the transaction": the date on which the transaction which is the subject of this contract was approved by the management of the Authority, namely 17.09.2018

"the development period": 48 months, commencing on the date of approval of the transaction and terminating on 17.09.2022

"the long lease period": 49 years, from the date of approval of the transaction

"purpose of the allocation": development and manufacture of printing systems

"the zoning": according to the abovementioned Plan, namely:

Industrial area

"land to building ratio": the building capacity permitted under the abovementioned Plan, namely ___ percent per floor, on ____ floors, and in total ____ percent, which constitutes ____ units and amounts to a total of 23,615.6 m2 built-up

"the basic value of the plot": the value of the plot on the date of approval of the transaction, namely NIS 11,675,139.45 (eleven million six hundred and seventy-five thousand one hundred and thirty-nine NIS + 45 agorot)

"the base index": the last consumer price index known on the date of approval of the transaction

"the consideration":

The sum of NIS 7,962,445.10. This payment shall be deemed to be payment for capitalized annual usage fees for the use of the plot for the long lease period as defined in the long lease contract attached hereto.

Page 2 of 15	15:01:46 07/11/2018	Israel Lands Authority

The developer is aware that "the consideration" as defined in this contract constitutes payment for a main built-up area in the amount of 23,615.6 m2 as set out above, and that in return for the Authority's approval of an increase in the building capacity or any change as a result of which the value of the land which is the subject of this contract will increase as a consequence of the change, whether by way of concession or by way of alteration of a detailed plan or in any other way, the Authority is entitled, inter alia, to an additional consideration in an amount to be determined by the Authority from time to time.

To remove doubt, the developer shall pay value-added tax in accordance with the law which applies to each of the abovementioned payments at the rate of value-added tax on the date of payment thereof.

"the date of submission of the plans": not later than after 9 months have elapsed from the date of approval of the transaction

"the date of commencement of construction": not later than after 18 months have elapsed from the date of approval of the transaction

"the date of completion of casting the foundations": not later than 17.09.2020

"the date of completion of the skeleton": not later than 17.09.2021

"the date of completion of construction": the date of the end of the development period

And whereas the State of Israel/ the Development Authority is the owner of the plot;

And whereas the Authority will be prepared to let the plot to the developer by long lease on the prior condition that and only after the developer develops the plot and builds the buildings on it within the development period for them to be used for the purpose of the allocation and on condition that it fulfills all the other terms of this contract;

And whereas the Authority is prepared to make the plot available to the developer for the development period only, and only for the purpose of construction of the buildings for the purpose of the allocation in accordance with the zoning and the land to building ratio, all as defined above, and the developer agrees to accept the plot on the said terms;

And whereas the developer hereby declares that it is not subject to any restriction in contracting with the Authority by this development contract under the provisions of clause 12(c) of this development contract and that it is aware that the Authority is only prepared to contract with it under this development contract on this prior and fundamental condition;

And whereas if the developer is recognized by the Authority as a contractor, as defined in sub-clause 3(e) of this contract, the Authority will agree that it shall be permitted, within one year only from the end of the development period, to transfer its rights to the party for whom the developer constructed buildings or apartments on the plot, but this is subject to the provisions of sub-clause 3(e) of this contract and subject to the condition that if the purpose of the allocation is for industry or trades or tourism a recommendation shall be given by the Ministry of Industry and Trade or the Ministry of Tourism, as the case may be, for the abovementioned transfer of rights.

And whereas if the developer is more than one person or corporation, the obligations of the persons or corporations constituting the developer shall be joint and several, but their rights under this contract shall only be joint;

And whereas in addition to the terms of the development contract below the following special terms shall apply:

1.	The developer/long-term lessee is aware that in accordance with the Ministry of Economy's recommendation for exemption from tender the minimum construction size has been fixed at 4,195 m2 main area Construction of 4,195 m2 main area shall be deemed by the Authority to be compliance with the terms of the development agreement and shall enable conversion of this agreement into a long lease contract.

2.	The developer/long-term lessee is aware that the allocation is based on the Ministry of Economy's recommendation for exemption from tender for the purpose of industry, as stated in the Mandatory Tenders Law Regulations, 5753-1993 (Regulation 25(5)(b)). The Authority shall not enable and shall not permit any other use of the property being let by long lease before 7 years have elapsed from the date of signature of the long lease contract.
3.	The developer/long-term lessee is aware that the infrastructure and development works are being performed by the Ministry of Economy (hereinafter: "the ITL"/ the development company") and at their full liability.
The developer/long-term lessee declares and undertakes that it does not and shall not have any claims or actions against the Israel Lands Authority (hereinafter: "the Authority") in anything concerning the nature of the works and/or the timetables and performance of them and/or concerning the size of the amounts which it is required to pay the Ministry of Economy, and if it has claims with regard to those matters it undertakes not to address them to the Authority.

4.	The developer/long-term lessee hereby confirms that it has seen and examined the Town Plan and its documents and that the provisions and determinations of the Town Plan are the ones which are binding with regard to the permitted planning data in this contract. The developer/long-term lessee declares that it is aware that in any case where it is not possible to utilize the maximum building rights defined in the Town Plan, whether because of the restrictions of the Town Plan or because of instructions given by (the local authority) and/or the Planning and Building Committees, the most restrictive provisions shall apply and the developer/long-term lessee shall not be able to revert to the Authority with any claim or action.
5.	Any additional utilization of any kind beyond the building capacity permitted under the Town Plan, whether of main areas or service areas, shall necessitate an additional payment to the Authority at a rate which shall be determined by the Authority from time to time, whether the additional utilization arises from concession, change of detailed plan or in any other way.
6.	The purpose of the allocation is industry only and does not include a petrol station or other commercial use.

Page 3 of 15	15:01:46 07/11/2018	Israel Lands Authority

7.	The developer/long-term lessee is aware that the transition from development agreement to long lease contract is conditional upon receipt of the Ministry of Economy's authorization after completion of the construction and occupation.
8.	The developer/long-term lessee is aware that according to data of the Registrar of Lands there is a servitude and that Parcel 8 of Block 3027 is a parcel subject to a right of way and that it shall not bring any claim and/or action and/or demand in this regard.
9.	The developer/long-term lessee is aware that the plot which is the subject of this contract known as Parcel 23 of Block 3027 was declared as an antiquities site in Official Notices Gazette 7500 published on 9/5/2017. The developer/long-term lessee undertakes to solely bear the cost of the supervision, test excavations and rescue excavations as required in accordance with the determination of the Antiquities Authority and it will not bring any claim and/or action against the Authority in connection with antiquities.
10.	All the aforesaid is in addition to performance of the other terms of the development agreement.

Therefore this development contract was drawn up and signed in accordance with the provisions of this preamble and in accordance with the terms of the development contract below:

The parties' signatures	The Authority	The Developer
by initials:

TERMS OF THE DEVELOPMENT CONTRACT

1.	The preamble and the documents attached to the contract

The preamble and the documents attached to this contract form an integral part thereof.

2.	Purpose and period of the development authorization

The Authority hereby makes the plot available to the developer and the developer hereby accepts the plot, for the development period only, for development thereof and construction of the buildings as stated in the preamble to this contract and in accordance with the plans which will be approved by the Authority and the competent authorities.

3.	Signature of long lease contract
(a)	If the developer fulfills its obligations under this contract, and on the dates fixed for this in the contract, the Authority undertakes to sign, with the developer alone, and the developer undertakes to sign with the Authority, a long lease contract (hereinafter – the long lease contract) for the plot and the buildings.

(b)	The long lease contract shall state that:
(1)	The long lease period, land to building ratio, the basic value of the plot and the base index under the long lease contract shall be as stated in this development contract.
(2)	The purpose of the long lease shall be identical to the purpose of the allocation as stated in this development contract.
(3)	The payments made to the Authority under clause 4 of this development contract shall be deemed to be payment on account of the land leasing fees which shall be due to the Authority under the long lease contract.
(4)	The date of approval of the transaction shall be deemed to be the beginning of the long lease period for all purposes, including for the purpose of the dates under the long lease contract, and for the purpose of possession, liability for damages and payments for taxes, compulsory payments and development expenses.

(c)	The other long lease terms shall be the same as the terms of the attached long lease contract.

(d)	Without derogating from the aforesaid, on the date of signature of this development contract the developer undertakes to sign the attached long lease contract. The long lease contract shall only come into effect after the Authority also signs it and only if the developer fulfills its obligations under this development contract, and on the dates fixed for this in this contract. Until the Authority signs the long lease contract its terms shall not bind the parties and the signature of the developer alone on the long lease contract shall not give it any right thereunder. The date on which the Authority signs the long lease contract shall be deemed to be the date of signature of that contract.

Page 4 of 15	15:01:46 07/11/2018	Israel Lands Authority

(e)	Notwithstanding the provisions of this clause 3 above, if the developer is a "contractor" - as defined below- it shall be permitted, within one year only from the end of the development period, to transfer its rights to the party for whom the developer constructed buildings or apartments on the plot, and who shall be referred to the Authority by the developer. In this case the Authority, within the aforesaid year only, shall sign the long lease contract with regard to the plot and the buildings or with regard to the apartments which are constructed on the plot, as the case may be, with the party referred to it by the developer as aforesaid – on condition that all the following are fulfilled:

(1)	The developer has fulfilled its obligations under this development contract
(2)	This development contract has not been cancelled for any reason
(3)	The party referred to the Authority as aforesaid is not subject to any restriction under the provisions of clause 12(c) below with regard to contracting with the Authority by a long lease contract and every prior and fundamental condition in the preamble to this contract is met by that party.

Subject to all the abovementioned conditions in this sub-clause, the contractor shall not be obliged to sign the long lease contract itself, and on the date of signature of this development contract it may initial the attached long lease contract, which shall serve as an example only of the long lease contract which will be signed as stated above in this sub-clause.

To remove doubt it is hereby expressly agreed that the above provisions of this sub-clause do not constitute an undertaking by the Authority in favour of anyone who is not a party to this development contract and do not give anyone who is not a party to this development contract any right against the Authority.

At the end of one year from the end of the development period the developer shall sign a long lease contract for the plot and each of the buildings or apartments in respect of which the developer did not refer any person to the Authority for signature of a long lease contract as aforesaid, and/or a long lease contract for the plot and each of the buildings or apartments which, in the light of the restriction and/or non-fulfillment of the abovementioned prior and fundamental conditions, will not be let by long lease by the Authority to the party who was referred to it by the developer.

In this sub-clause-

"contractor" –	a developer who has received the Authority's express agreement, in the preamble to this development contract, that the buildings or apartments to be built by it under this development contract will be let by long lease to others in accordance with the developer's instruction to the Authority, and on condition that the said developer is a contractor registered under the Registration of Contractors for Construction Engineering Works Law, 5729-1969 or a housing company recognized as such by the Ministry of Construction and Housing.

(1)	The developer declares that it has read the long lease contract, has understood its contents and agrees to all its terms and to the terms of sub-clause (d) or (e) above, as the case may be.

Page 5 of 15	15:01:46 07/11/2018	Israel Lands Authority

4.	The consideration
(a)	In return for the Authority's undertakings the developer shall pay the Authority the payments specified in the preamble, in the definition of "the consideration".

(b)	The developer shall also pay the Authority the payments specified in the preamble, in the definition of "the additional obligations" if such payments were specified.

(c)	On the date of signature of the contract the developer shall furnish the Authority with confirmation of deposit of the amounts stated in sub-clauses (a) and (b) above in favour of the Authority.

5.	The developer's undertakings in connection with planning, construction and registration

The developer hereby undertakes:

(a)	To prepare and submit to the Authority for its approval the building plans for the buildings which it wishes to construct on the plot, a survey map of the plot prepared by a chartered surveyor and any other document which is required for the said construction (hereinafter- the plans or the building plans), not later than the date of submission of the plans specified in the preamble.

(b)	To submit to the competent planning authorities only the building plans which were approved by the Authority and to do everything necessary to obtain a building permit in accordance with the law from the competent planning authorities – all immediately upon receipt of the Authority's approval of the building plans.

(c)	To attend to the implementation of the approved plans and to commence construction of the buildings under the building permit - not later than the date of commencement of construction specified in the preamble.

Failure to commence construction on the said date shall be deemed to be breach of this sub-clause even if the developer is not permitted to commence construction lawfully on the said date because of the fact that it is not in possession of a lawful building permit at that date.

(d)	To complete casting the foundations of the buildings in accordance with the approved plans - by the date of completion of casting the foundations specified in the preamble.

(e)	To complete construction of the skeleton of the buildings and their roofs, including completion of construction of the internal partitions so as to enable identification of the internal division of the buildings (hereinafter - completion of the skeleton) - by the date of completion of the skeleton specified in the preamble.

(f)	To complete construction of the buildings so as to enable occupation and/or operation and/or use thereof in accordance with the purpose of the allocation by the date of termination of the development period.

(g)	Within the development period to prepare and complete all the actions required for registration of the plot as a separate registration unit and to carry out all the necessary actions for that purpose at its expense, including: surveying, preparation of maps, consolidation, partition, repartition, separation, etc., so that at the end of the development period it will be possible to register the plot at the Land Registry Office as a separate registration unit.

The Authority may inform the developer, in advance and in writing, that the Authority intends to perform the said actions, or any of them, instead of the developer, and in that case the Authority may perform all or some of the said actions itself and at the developer's expense, and the developer undertakes to pay the Authority any expense which the Authority incurs in order to perform the said actions, in accordance with an account which shall be submitted to it, within 30 days from the date of submission of the account.

Page 6 of 15	15:01:46 07/11/2018	Israel Lands Authority

(h)	Within the development period to prepare and complete all the actions required for registration of the buildings as a condominium (or condominiums) under the Land Law, 5729-1969, and to carry out all the necessary actions for that purpose at its expense, including preparation of plans, registration orders, rules, etc., - if the Authority requires the developer to register the buildings as a condominium as aforesaid.

The Authority may inform the developer, in advance and in writing, that the Authority intends to perform the said actions, or any of them, instead of the developer, and in that case the Authority may perform all or some of the said actions itself and at the developer's expense, and the developer undertakes to pay the Authority any expense which the Authority incurs in order to perform the said actions, in accordance with an account which shall be submitted to it, within 30 days from the date of submission of the account.

(i)	That if it is recognized by the Authority as a contractor, as defined in sub-clause 3(e) of this contract, it shall be responsible for all the legal actions required and involved in dealing with those for whom it built buildings or apartments on the plot (hereinafter: "purchasers of the units") until registration of their rights at the Land Registry Office, including transfer of rights, registration of attachments, giving undertakings to register mortgages, registration of mortgages in favour of the purchasers of the units, examination of tax certificates and registration of the rights of the purchasers of the units at the Land Registry Office.

(j)	To appear at the Authority's offices and/or anywhere else, as required, on a date to be arranged by it with the Authority in advance, which shall not be later than the end of the development period, and to sign any document, deed, certificate, etc., as required for the registration of the long lease for the plot and the buildings which have been established on it and/or any unit in a condominium which has been registered as stated above, as the case may be. If such a date is not arranged by the developer, the developer undertakes to appear on any date which is fixed and of which it is notified by the Authority.

(k)	To cancel any long lease, encumbrance or note registered at the Land Registry Office, if registered, in cases where this agreement is signed as a result of a rezoning and/or change of use transaction and the developer is also the registered long-term lessee, and to perform all the actions required for registration of the long lease as stated in sub-clause (j) above.

The aforesaid cancellation shall take place within the development period and performance thereof shall be a condition for signature of a long lease agreement with the developer or with the party who is referred to the Authority by it, as stated in clause 3 above.

The Authority may inform the developer, in advance and in writing, that the Authority intends to perform the said actions, or any of them, instead of the developer, and in that case the Authority may perform all or some of the said actions itself and at the developer's expense, and the developer undertakes to pay the Authority any expense which the Authority incurs in order to perform the said actions, in accordance with an account which shall be submitted to it, within 30 days from the date of submission of the account.

(l)	If the developer breaches any of the undertakings stated in sub-clauses (g)-(k) above, without derogating from the provisions of this contract in connection with breach of the abovementioned undertakings, they shall continue to apply and shall bind the developer even after the end of the development period, and the Authority shall be entitled to the remedies and relief under any law on account of breach thereof, even after the end of the development period.

6.	Payment of taxes and other compulsory payments

The developer undertakes to pay, on time, all the governmental, municipal and other taxes, rates, compulsory payments of all kinds and all the development taxes and development fees of any kind which apply by law to land and/or to owners and/or to occupiers of land, and which shall apply to the plot and/or in connection therewith, for the entire development period.

The developer undertakes to pay value-added tax in accordance with the law on each of the payments to be borne by the developer under this contract, at the value-added tax rate on the date of payment thereof.

The developer undertakes to refund to the Authority, on demand,

any payment as stated above, if paid by the Authority, within 30 days from the date of the demand.

Page 7 of 15	15:01:46 07/11/2018	Israel Lands Authority

7.	Payment of development expenses

The developer undertakes to bear all the development expenses, both those which apply to the plot or on account of it or on account of the use thereof at the date of signature of this contract or prior thereto or after the date of signature of this contract and those which have been paid by the Authority before the date of signature of this contract. The developer undertakes to pay the development expenses at the demand of the Authority and/or the party authorized by it to demand payment thereof and/or at the demand of the party who incurred the development expenses.

The developer undertakes to refund to the Authority, on demand,

any payment paid by the Authority for the development expenses, within 30 days from the date of the Authority's demand.

In this clause "development expenses" – expenses and/or levies and/or fees of any kind for development of infrastructure systems and/or super-infrastructure and/or any other infrastructure which are conditions for the development of the plot or for construction thereon, including creation of ways of access to the plot, drainage, paving roads and pavements, lighting, water, sewage, etc.

8.	Non-conformity and eviction of occupiers
(a)	The developer hereby declares that it has seen the plot, has examined its physical condition and legal position, and has found them suitable for all its requirements for the purpose of performance of the contract.

(b)	Without prejudice to the generality of the aforesaid, if there are occupiers on the plot:

(1)	The Authority shall not have a duty to evict the occupiers and/or shall not be liable for the eviction expenses in any way.
(2)	The presence of occupiers on the plot, as aforesaid, shall not serve as grounds and/or justification for non-fulfillment of any provision of the contract by the developer in general, and compliance with the timetable under this contract in particular.
(3)	The developer shall be entitled, not later than three months after the date of signature of this contract, to notify the Authority that on account of the presence of occupiers on the plot it wishes to cancel the contract. In that case, and if the fact of the presence of such occupiers is confirmed by the Authority, the Authority will be prepared to agree to cancellation of the contract without agreed damages and the provisions of clause 13 below shall apply to the cancellation, mutatis mutandis.

9.	Liability during the development period

The developer undertakes, during the entire development period, to keep the plot in proper condition and to take care of it as an owner would take care of his property, to fulfill the provisions of any law, to be solely and fully liable to the Authority and to any third party for all the acts and/or omissions of the developer on the plot and/or for any other act and/or omission in connection with the contract and to pay any fine and/or compensation and/or payment and/or other expense of any kind which shall be imposed on and/or shall apply on account of the aforesaid acts and/or omissions of the developer, and/or as a result of them.

If the Authority bears any payment on account of such act and/or omission, and/or as a result of them, the developer shall compensate the Authority and/or shall indemnify it for any such payment within 14 days from the date on which it is called upon to do so.

10.	Interest and linkage on arrears in payment
(a)	Any payment which the developer owes the Authority under this contract and which is not paid by it on time shall be paid by the developer to the Authority with the addition of interest and/or linkage which shall be calculated until the date of actual payment and shall be at the rates customary at the Authority at the date of actual payment for arrears in payment, without prejudice to the Authority's other rights under the contract or under any law.

(b)	Any payment which is made by the developer shall be credited in the following order: collection costs, interest, linkage differentials and finally the capital.

Page 8 of 15	15:01:46 07/11/2018	Israel Lands Authority

11.	Transfer and encumbrance of the rights
(a)	The authorization given to the developer under the contract is personal. Transfer of all or some of the rights under the contract in any manner, whether directly or indirectly, and/or letting the plot and/or delivery of possession or use of all or part thereof to others shall be subject to the Authority's approval and shall be carried out in accordance with its rules as they are at that time.

(b)	Without prejudice to the provisions of sub-clause (a) above and in addition to the aforesaid, if the developer is an "association", every act in the association, during the entire development period, shall be subject to the Authority's approval and shall be carried out in accordance with its rules as they are at that time. An association which holds a right in the developer association also requires the Authority's approval as aforesaid and this shall be done in accordance with the Authority's rules as they are at that time.

In this sub-clause:

"association" –	As defined in the Land Betterment Tax Law, 5723-1963 (hereinafter - Betterment Tax Law), as it shall be from time to time and including an unregistered partnership

"right in an association" –	As defined in the Betterment Tax Law, as it shall be from time to time

"holder", "holding" -	In accordance with the definition of "holding" in the Securities Law, 5728-1968, as it shall be from time to time, and the terms in the definition of "holding" in the abovementioned law shall be interpreted as defined from time to time in the said law

"act in an association" -	As defined in the Betterment Tax Law, and including any change in a developer which is a registered or unregistered partnership, or change in a developer which is an association whose capital is not in shares, which occurs on account of a person joining or withdrawing from it, and including any change in the pro rata shares of a partner in the capital of such partnership or association

(c)	Without prejudice to the provisions of sub-clauses (a) and (b) above and in addition thereto, the developer is prohibited from pledging and/or encumbering its rights under the contract and the plot in any way unless it has obtained the Authority's advance written agreement thereto.

In addition, the developer undertakes not to register a caution under the Land Law, 5729-1969 at the Land Registry Office with regard to its rights under the contract unless it has obtained the Authority's advance written agreement thereto. In any case the Authority shall not agree to the registration of such a caution as long as the plot has not yet been registered as a separate registration unit.

(d)	If the developer breaches any of the provisions of this clause, this shall be deemed to be fundamental breach of the contract by it, and the Authority may cancel it at any time on account of this breach.

12.	Breach and cancellation of the contract
(a)	It has hereby been agreed between the parties that the dates stated in the contract and the terms stated in clauses 4, 5 and 11 of the contract are essential and fundamental terms of the contract, breach of which, or breach of any of which, shall be deemed to be fundamental breach of the contract.

(b)	Without derogating from the provisions of sub-clause (a) above, it is hereby agreed that if any of the breaches specified below occurs the Authority shall be entitled to cancel the contract immediately upon the breach and to send the developer notice of cancellation thereof by registered letter (hereinafter – the notice of cancellation):

(1)	If the developer changes or causes a change in the purpose of the allocation or the zoning or makes any use of the plot which is not in accordance with them.
(2)	If the developer breaches another term of the contract and the breach cannot be remedied and/or if the breach can be remedied, and the developer has not remedied or removed it within 3 months from the date upon which it was called upon in writing to do so by the Authority
(3)	If any of the prior and fundamental conditions in the preamble to this contract have been contravened
(4)	If the plot has been handed over to the developer at the recommendation of the Ministry of Construction and Housing and the developer has not commenced construction on the date fixed in the contract between it and the Ministry of Construction and Housing and the said Ministry has informed the Authority of this in a letter.

Page 9 of 15	15:01:46 07/11/2018	Israel Lands Authority

(c)	Without derogating from all the aforesaid, if the developer or someone for whom the developer is acting is a foreign citizen, this shall be deemed to be fundamental breach of the contract by the developer, and the Authority shall be entitled to cancel the contract on account of this breach.

In this sub-clause "foreign citizen" – someone who is not one of the following:

(1)	An Israeli citizen
(2)	An immigrant under the Law of Return, 5710-1950, who has not made a declaration under Section 2 of the Citizenship Law, 5712-1952
(3)	A person entitled to an immigrant's visa or immigrant's certificate under the Law of Return, 5710-1950, who instead of it has received a visa and temporary residence permit as a potential immigrant under the Entry to Israel Law, 5712-1952
(4)	A corporation which is under the control of an individual who is one of those enumerated in paragraphs (1) to (3) above, or of more than one such individual.

In this paragraph, "control" means one of the following:

(a)	Holding – directly or indirectly, by one person or corporation or by more than one person or corporation, of 50% or more of the par value of the issued share capital of the corporation;
(b)	Holding – directly or indirectly, by one person or corporation or by more than one person or corporation, of half or more of the voting power in the corporation;
(c)	The right to appoint, directly or indirectly, half or more of the directors of the corporation, whether the abovementioned right is in the hands of one person or corporation or in the hands of more than one person or corporation

This sub-clause shall not apply to a developer who has received advance written approval for this purpose from the chairman of the Israel Lands Council.

(d)	Without derogating from the aforesaid, it is hereby agreed that if the Authority decides not to cancel the contract, although it was entitled to do so, the Authority may demand and receive land value differences or fair usage value or agreed damages, whichever of the three is the highest, from the developer for the period from the date of approval of the transaction until the date of the Authority's decision not to cancel the contract and/or to grant an extension for performance thereof (hereinafter – "the decision date").

In this clause:

"land value differences": the difference between the full payment which the developer would have been obliged to pay for the plot if it had been allocated on the decision date, according to the usual terms at the Authority at that date, and the payments which have been made to the Authority by the developer for the plot, linked to the consumer price index from the date of payment thereof until the decision date

"fair usage value": usage value for the period from the beginning of the development period until the decision date at an annual rate of 6% of the value of the plot on the decision date, as determined by the Government Appraiser.

"agreed damages": damages agreed and assessed in advance at the rate of 15% of the value of the plot on the decision date

Page 10 of 15	15:01:46 07/11/2018	Israel Lands Authority

13.	The parties' obligations on cancellation of the contract
(a)	On cancellation of the contract as stated in clause 12 above the developer shall be obliged:

(1)	To vacate the plot immediately
(2)	To return it to the Authority immediately, vacant of any object or person and free of any encumbrance or third party right
(3)	To demolish the buildings, fences, plantations and any other fixtures which have been established on the plot by the developer (hereinafter – the fixtures) and to remove the rubble and restore the plot to the condition in which it was before the establishment of the fixtures, if required to do so by the Authority

If the developer does not do what is required of it under this sub-clause, the Authority shall be entitled – but not obliged – to perform all the said actions itself at the developer's expense and to deduct all the expenses which it incurs in connection with its actions from the amounts paid by the developer to the Authority under the contract, and in any case even if the Authority does not perform any of the said actions the developer shall not be entitled to any compensation and/or consideration for its investments and/or expenses in connection with the fixtures.

(4)	To pay the Authority all the following amounts:

(a)	Fair usage value for the period from the date of commencement of the development period until the return of the plot, at an annual rate of 6% of the value of the plot on the cancellation date, as determined by the Government Appraiser.

(b)	All the taxes and compulsory payments which are specified in clause 6 above and which apply in the period mentioned in paragraph (a) above

(c)	The abovementioned clearance expenses

(d)	Agreed damages – at the rate of 15% of the basic value of the plot, plus linkage differentials between the base index and the last consumer price index known on the date of payment

(b)	It is hereby agreed that if the developer is not required to demolish the fixtures or some of them- as stated in sub-clause (a)(3) above – and the plot is returned to the Authority together with the fixtures or some of them, the developer shall be entitled to receive the value of the fixtures from the Authority, as determined by the Government Appraiser at the date of cancellation of the contract.

(c)	On receiving the plot back as stated above, the Authority shall refund the developer any amount paid by it to the Authority under this contract, and any amount which is due to the developer under the provisions of sub-clause (b) above.

The aforesaid amounts shall be refunded by the Authority after deduction of all the amounts specified in paragraph (a)(4) above.

All the aforesaid shall not derogate from the Authority's rights and from any relief to which it is entitled under this contract and by virtue of any law.

Page 11 of 15	15:01:46 07/11/2018	Israel Lands Authority

(d)	Notwithstanding the provisions of sub-clauses (b) and (c) above, in the case of cancellation of the contract under clause 12(c) above, and on receiving the plot back as stated in sub-clause (a) above the following provisions shall apply:

The Authority shall declare forfeited all the amounts paid by the developer as defined in clause 13(a)(4) above, and the provisions of sub-clause (b) above shall not apply to it – all as agreed damages in this case.

Such a developer shall be entitled – on the precondition that it has fulfilled all the provisions of paragraphs (1)–(3) of sub-clause (a) above – to approach the committee which shall be appointed in this regard by the Israel Lands Council and that committee shall be permitted, if it is convinced that the developer acted in good faith, to reduce the amounts of the forfeiture to the amount of the agreed damages under sub-clause (a)(4) above only and/or to determine which amounts shall be refunded to that developer under sub-clause (b) above. The committee's decision shall be final.

The provisions of this sub-clause shall apply even if other provisions in this regard are enacted in any law.

(e)	Apart from the amount due to the developer under sub-clause (c) or (d), as the case may be, the developer or anyone acting on its behalf shall not make any further claim, monetary or otherwise, against the Authority or anyone else, including a claim for its expenses, losses or investments in connection with this contract.

(f)	On cancellation of the contract as stated in clause 12 above the Authority shall be entitled to take sole possession of the plot and to clear it of any object, building and person found there.

14.	Changes in boundaries and in the area of the plot
(a)	The developer declares that it is aware that the area and boundaries of the plot are not final and that there may be changes in them.

(b)	It is expressly agreed between the parties that if the area and/or boundaries of the plot change as a result of changes in plan in accordance with the Planning and Building Law, 5725-1965, settlement of lands, preparation of a survey map for registration purposes and so forth, the developer undertakes to regard the plot in its new area and/or boundaries as the plot which is the subject of this contract for all purposes, and apart from what is stated in sub-clause (c) below the developer undertakes not to make any claims or demands against the Authority on account of such change and all that arises from it.

(c)	If as a result of change in the boundaries of the plot and/or in its area the basic value of the plot changes, the amounts stated in clause 4 above shall be amended pro rata to the change in the basic value of the plot, and the difference shall be paid to the party entitled to it immediately upon demand, plus interest and/or linkage from the date of approval of the transaction until the date of actual payment, as is usual at the Authority on the date of payment.

Page 12 of 15	15:01:46 07/11/2018	Israel Lands Authority

15.	Natural resources, antiquities, substances and trees

(a)

(1)	The developer hereby declares that it is aware that all natural resources, such as oil, gas, water springs, coal and metal quarries, marble and stone quarries, sand and kurkar and other quarries of all kinds and antiquities, substances and trees situated on the land of the plot are not included in the allocation under this contract and that the Authority's terms under this contract do not apply to them. The developer shall enable the Authority to remove or otherwise exploit the abovementioned natural resources, antiquities, substances and trees in accordance with the applicable laws and on the basis of this contract.

(2)	The developer shall not make excavations on the plot beyond the extent necessary for carrying out the purpose of this contract.

(3)	The developer shall not sell substances which it has removed from the plot, as they are the Authority's property, unless it has received the Authority's advance written consent to this. In addition, the developer shall not remove the trees located on the plot unless it has received the advance written consent of the competent authority and of the Authority and they may make the granting of their consent conditional upon payment for the trees.

If the developer contravenes this prohibition, the Authority may demand damages from it. The amount of the damages shall be determined in accordance with the price of the substances sold or the value of the trees removed which is customary at the Authority at the time of contravention of the prohibition and in accordance with the amount of the substances or the trees determined by the Authority. The developer undertakes to pay the damages, as determined by the Authority as aforesaid, within 14 days from the date of sending the demand for payment.

(b)	The developer undertakes to perform all the actions required under any law in connection with dealing with antiquities, and at its expense to bear any cost involved in this, including the cost of supervision, archaeological survey, test excavations and rescue excavations, preservation and moving of antiquities, all as required by the Antiquities Authority.

16.	Right of entry

The authorization given to the developer under the contract does not give it the right to sole possession of the plot and the developer declares that it is aware that the Authority or its representatives may enter the plot at any time for any purpose. Without derogating from the aforesaid, the Authority, itself or through others, may convey water, drainage, sewage and gas pipes through the plot, may set up electricity or telephone poles, draw lines for electricity, telephone and/or other purposes, all in accordance with the plans which shall be approved by the competent authorities, and the developer shall enable the Authority or others acting on its behalf to enter the plot and carry out the works required for this and all the repairs in connection therewith which are required from time to time. The Authority undertakes to compensate the developer for any damage which is caused to the developer by performance of the abovementioned works.

17.	Tenants' Protection Law

The Tenants' Protection Law (Consolidated Version), 5732-1972 and any other law replacing it or in addition to it shall not apply to this contract. Without derogating from the aforesaid, it is hereby declared that the developer has not paid key money in any form to the Authority for this contract and that the payments under this contract, and the developer's investments in the plot, if any, shall not be deemed to be payment of key money, and also on account of this the Tenants' Protection Law (Consolidated Version), 5732-1972 and any other law replacing it or in addition to it shall not apply to this contract.

Page 13 of 15	15:01:46 07/11/2018	Israel Lands Authority

18.	Preservation of the Authority's rights
(a)	If the Authority does not use any of the rights given to it under the contract, this shall not be deemed to be waiver of that right.

(b)	Changes, amendments, additions, deletions, waivers or extensions of the terms of this contract (hereinafter – changes) shall not bind the parties unless made in writing and signed by both parties. Changes and deletions in the body of the contract and in the body of any of the documents which shall be attached to it shall not bind the parties unless both parties have signed with their full signature alongside them.

In this paragraph –

"signature" – with regard to the Authority and with regard to a developer which is a corporation, includes stamp

(c)	Acceptance of any payment by the Authority does not in itself constitute recognition of any rights of the developer and does not grant it any right which was not granted to it under the contract.

19.	Stamping

The developer shall bear the costs of stamping this contract, if applicable, and 5 copies thereof.

20.	Notices

Notices under this contract shall be sent by registered post.

Any notice which is sent by one party to the other by registered post at the addresses stated in the preamble to the contract shall be deemed to have been delivered to the addressee five days after it was sent.

21.	Validity of the contract

This contract shall not be valid until it is signed by both parties. After its signature by both parties the contract shall be valid from the date of approval of the transaction.

In this paragraph -

"signature" –

By initials in the margin of the last line of the preamble and full signature at the end of the contract, and with regard to a developer which is a corporation, including stamp, and with regard to the Authority – including one stamp stamped on the pages of the contract together

22.	Headings

The headings of the clauses of the contract are for convenience only and shall not be used in interpreting it.

Page 14 of 15	15:01:46 07/11/2018	Israel Lands Authority

In witness whereof the parties have signed:

The Authority:			The Developer:

1.	Name: Mitra Yaakov		1.	Guy Avidan
	Title: Deputy Senior Department Manager –Transactions			Identity number 57478273
	Position: Business Division Israel Lands Authority			Signature:	/s/ Guy Avidan
(signed with company stamp of Kornit Digital Ltd)
	Signature:	/s/ Mitra Yaakov
Stamp: Mitra Yaakov Deputy Senior Department Manager –Transactions Business Division Israel Lands Authority

2.	Name: Yair Pines		2.	Name Ilan Givon
	Title: Deputy Director-General			Identity number 055880769
	Position: Business Division Manager			Signature:	/s/ Ilan Givon

	Signature:	/s/ Yair Pines
Stamp: Yair Pines Deputy Director-General Business Division Manager

	Signature:	/s/ Avihai Yefet
Stamp: Avihai Yefet Deputy Accountant Israel Lands Authority

Certifier:

I, the undersigned, certify that I identified the signatories in the "developer" column by identity cards which they exhibited to me and they signed this contract in my presence.

Name ________________ Description of position ___________ Certifier's signature _____________

When the developer is a corporation/company/non-profit organization, the following must be completed and signature obtained:

I, Adv. Nitzan Deutsch, the advocate of the company Kornit Digital Ltd, Private Company 513195420, hereby certify that on 14/11/18 there appeared before me Messrs:

1. Guy Avidan I.D. 57478273

2. Ilan Givon I.D. 55880769

3. __________________ I.D. ____________

who are authorized to sign and give undertakings on behalf of the abovementioned company, and after I identified them by the identity cards which they exhibited to me they signed this contract in my presence.

/s/ Nitsan Deutsch	(Advocate's signature and stamp)

Page 15 of 15	15:01:46 07/11/2018	Israel Lands Authority

(Plan)

Israel Lands Authority	File A10733433

Jerusalem Region Mapping and Surveying Section

Town:	Kiryat Gat
Blocks:	3027
Parcels:	See details in table
Plot:	153

Transaction area: 10.984 dunams

Israel Lands Authority

Jerusalem Business Region

The plan may be attached to the contract

15/01/2018	(signed)
Date	Einat Salmon
Jerusalem Business Region Surveyor Israel Lands Authority

257/02/6
Plot	Block	Part of parcel	Area in dunams	Subject	File
153	3027	14,23	10.984	Kornit Digital	A10733433

Not for registration purposes

This plan was prepared in accordance with an order from the municipal department.

Purpose of the plan – allocation of a plot

Notes:
1.	The plan is based on registered block map 3027

The plan is based on Town Plan No. 257/02/6

The plan is based on topographic map _____

by the surveyor Leonid Czerniak– MEGA Surveys Ltd

on 24/08/2017

2.	The plan was prepared by Avishai Avdan on 15/01/2018

Checked by Einat Salmon on 15/01/2018

Work No. 2630/167